Exhibit 10.10

Mr. Scott VanDeVelde

March 23, 2000

Dear Scott:

On behalf of Gator.com (the “Company”), we are delighted to extend an offer to you to join the Company as its Vice President of Sales. The members of the Company’s management team are all very impressed with your credentials and we look forward to your future success in this position.

The terms of your new position with the Company are as set forth below:

1. Position.

a. As the Vice President of Sales, you will work out of your home office in Chicago and the Company’s headquarters office in Redwood City, California, and you will report directly to Jeff McFadden, Chief Executive Officer.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on March 23, 2000.

3. Proof of Right to Work. For purposes of Federal Immigration Law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4. Compensation.

a. Base Salary. You will be paid a monthly salary of $14,583, which is equivalent to $175,000 on an annualized basis. Your salary will be payable semimonthly pursuant to the Company’s regular payroll policy.

b. Bonus. For your first two successive quarters of employment with the Company (Q2FY00 and Q3FY00), you will be guaranteed a bonus in the gross amount of $45,000 per quarter. For the time period of five successive quarters, commencing on the start of Q4FY00 and ending at the close of Q4FY01, you will be eligible to earn up to $45,000 per quarter on a pro-rata basis of your achievement of the sales goals. For the time period commencing Q1FY02, you will be eligible to earn an additional bonus in accordance with the Sales Bonus Plan attached hereto as Exhibit A.

c. Stock Options. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 350,000 shares of the Company’s Common Stock (“Shares”) with an exercise price equal to the fair market value on the date of the grant. Your shares will vest 25% on the first anniversary of your joining the Company (March 24, 2000), with the balance vesting in equal monthly installments over the subsequent three years. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s Stock Plan and the Stock Option Agreement between you and the Company. In addition, the Company will recommend that the Board of Directors grant you an option to purchase 75,000 shares of the Company’s Common Stock (“Performance Shares”) with an exercise price equal to the fair market value on the date of grant. With regard to this second option grant of 75,000 Performance Shares, for the time period of five successive quarters, commencing on the start of Q4FY00 and ending on the close of Q4FY01, you will be eligible to accelerate vesting of up to 15,000 Performance Shares per quarter based on your performance of achieving the sales goals of the Company in accordance with the Stock Incentive Plan attached hereto as Exhibit B, in any event you will fully vest in this option grant after five (5) years of continued employment with the company from your date of hire. This option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s Stock Plan and the Stock Option Agreement between you and the Company.

d. Temporary Relocation. In order to assist you in acclimating to the Company, the Company will provide you with the temporary relocation benefits including all expenses related to travel and lodging in the Bay area for you as our employee, and your spouse and children, for the time period spanning up to one year.

5. Benefits. You will be entitled to participate in the Company’s benefits plans. You will also be entitled to the Company’s vacation program, which is currently fifteen days vacation and ten paid holidays.

6. Responsibilities. You agree, to the best of your ability and experience, that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company. The Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice. You will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria, or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

7. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and return to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

8. Confidentiality of Terms. You agree to follow the Company’s policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

9. At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to us, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours, Gator.com Corporation

By:	/s/ Jeff McFadden

Jeff McFadden
Chief Executive Officer

Cc: Mary Cunniff, Vice President of Human Resources

ACCEPTED AND AGREED: Scott VanDeVelde

/s/ Scott VanDeVelde

Signature

March 24, 2000
Date

March 24, 2000
Start Date	Start Date Accepted	/s/ SRV
(Employee) Initial

(Company) Initial

Enclosure: Confidential Information and Invention Assignment Agreement

EXHIBIT A

2002 Sales Bonus Plan

Beginning on 1/1/2002, you will also be eligible to earn a cash bonus for over goal performance as follows.

During each calendar quarter in which you achieve greater than 100% of goal and less than or equal to 125% of goal, your bonus will be equal to (N – 100%) * 125% * $45000, where N is your actual performance for that quarter.

During each calendar quarter in which you achieve greater than 125% of goal and less than or equal to 150% of goal, your bonus will be equal to $14063 + ((N – 125%) * 150% * $45000), where N is your actual performance for that quarter.

During each calendar quarter in which you achieve greater than 150% of goal, your bonus will be equal to $30938 + ((N – 150%) * 200% * $45000), where N is your actual performance for that quarter.

EXHIBIT B

Gator.com Corporation

Scott VanDeVelde

Stock Incentive Plan

Sales Quota Achievement	Acceleration of Stock Options

100%	0
110%	3,000
120%	6,000
130%	9,000
140%	12,000
150%	15,000